Exhibit 11.1

ESTERLINE TECHNOLOGIES CORPORATION

(In thousands, except per share amounts)

	$133,040	$133,040	$133,040	$133,040	$133,040
	2011	2010	2009	2008	2007

Computation of Earnings Per Share – Basic
Income From Continuing Operations
Attributable to Esterline,
Net of Tax	$133,087	$130,039	$105,568	$111,258	$85,914

Income (Loss) From Discontinued
Operations Attributable to
Esterline, Net of Tax	(47)	11,881	14,230	9,275	6,370

Net Earnings Attributable to
Esterline	$133,040	$141,920	$119,798	$120,533	$92,284

Weighted Average Number of Shares Outstanding – Basic	30,509	29,973	29,717	29,507	25,824

Earnings Per Share Attributable to
Esterline – Basic:
Continuing operations	$4.36	$4.34	$3.55	$3.77	$3.33
Discontinued operations	.00	.39	.48	.31	.24

Earnings Per Share Attributable to
Esterline – Basic	$4.36	$4.73	$4.03	$4.08	$3.57

Computation of Earnings Per Share – Diluted

Income From Continuing Operations
Attributable to Esterline,
Net of Tax	$133,087	$130,039	$105,568	$111,258	$85,914

Income (Loss) From Discontinued
Operations Attributable to
Esterline, Net of Tax	(47)	11,881	14,230	9,275	6,370

Net Earnings Attributable to
Esterline	$133,040	$141,920	$119,798	$120,533	$92,284

Weighted Average Number of Shares Outstanding	30,509	29,973	29,717	29,507	25,824
Net Shares Assumed to be
Issued for Stock Options	645	504	234	401	428

Weighted Average Number of Shares and Equivalent
Shares Outstanding – Diluted	31,154	30,477	29,951	29,908	26,252

Earnings Per Share Attributable to
Esterline – Diluted:
Continuing operations	$4.27	$4.27	$3.52	$3.72	$3.27
Discontinued operations	.00	.39	.48	.31	.25

Earnings Per Share Attributable to
Esterline – Diluted	$4.27	$4.66	$4.00	$4.03	$3.52